Exhibit 99.1

For Immediate Release

March 1, 2004

Contact:	Brent McCoy, President of IBERIABANK Baton Rouge market
(225) 926-1114

Beth Ardoin, Director of Communications
(337) 521-4701

Alliance Bank of Baton Rouge

Is Now IBERIABANK

Baton Rouge, Louisiana – IBERIABANK Corporation (NASDAQ: “IBKC”), parent company of IBERIABANK, is pleased to announce that the merger with Alliance Bank of Baton Rouge (“Alliance”) is complete as of March 1, 2004. Alliance shareholders voted overwhelmingly in favor of the merger at the February 18, 2004 shareholder meeting.

IBERIABANK will serve clients at 3700 Essen Lane in Baton Rouge with Brent McCoy as President of the Baton Rouge franchise. Alliance Bank Board of Directors will serve as the Advisory Board for the Baton Rouge market.

“We are excited about the benefits this combination brings to our organization” says Daryl Byrd, President and CEO of IBERIABANK Corporation. “Alliance’s relationship-based philosophy, management style and culture closely reflect our own commitment to meeting client needs. We recognize that the value of any franchise is the right combination of clients, associates and community. Baton Rouge offers us these opportunities and tremendous potential for growth. We welcome the clients, associates and shareholders of Alliance to the IBERIABANK family.”

“As the Baton Rouge franchise, our capacity for growth is greatly enhanced by the strength, agility and stability of IBERIABANK,” Brent McCoy, President of the IBERIABANK Baton Rouge market. “We will continue to operate with the foundation and belief that clients prefer relationship banking as opposed to the transaction-based and impersonal banking that exists at many mega-banks. For our shareholders, we are pleased to provide improved shareholder liquidity as a diversified, high performance bank. IBERIABANK Corporation has a market capitalization in excess of $400 million.”

IBERIABANK Corporation is the third largest bank holding company headquartered in Louisiana. The 116-year-old subsidiary IBERIABANK is headquartered in Lafayette, Louisiana, and operates approximately 40 branch offices located in south central Louisiana (Acadiana), North Louisiana (Monroe, Ruston and Shreveport) and the greater New Orleans area. Total assets at December 31, 2003, were $2.1 billion, deposits of $1.6 billion and shareholder equity of $192 million. At that time, the Company had nonperforming assets equal to 0.34% of total assets and a loan loss reserve equal to 1.29% of total loans. To learn more about IBERIABANK, visit us on the web at www.iberiabank.com.

To the extent that statements in this press release relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the SEC.